Exhibit 10(a)
[SUTHERLAND ASBILL & BRENNAN LLP]

STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
E-mail: steve.roth@sutherland.com

VIA EDGAR TRANSMISSION

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Registration Statement on Form N-4 for the SecureFoundation Variable Annuity (group) contracts issued through Variable Annuity-8 Series Account of Great-West Life & Annuity Insurance Company (File No. 333-203628). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:     /s/ Stephen E. Roth
                            Stephen E. Roth

Washington, D.C.
September 9, 2015